Exhibit 2

Westpac Banking Corporation

ABN 33 007 457 141

Group Secretariat
Level 20, 275 Kent Street,
Sydney, NSW 2000 Australia
Telephone: (02) 8219 8990
Facsimile: (02) 8253 1215

5 November 2012

Company Announcements Platform

ASX Limited

20 Bridge Street

SYDNEY NSW  2000

Dear Sir / Madam

2012 FINAL ORDINARY DIVIDEND

Amount and payment date

The Board of Westpac Banking Corporation (Westpac) today announced in its full year 2012 results announcement that it has determined to pay a final dividend for the year ended 30 September 2012 of 84 cents per fully paid ordinary share on 20 December 2012.

The dividend will be 100% franked with Australian franking credits.

Attached to the 2012 final dividend will be New Zealand imputation credits of NZD 0.08 per ordinary share.

Record date

The dividend will be paid to all holders of Westpac ordinary shares who are registered on the share register at 5:00 pm (Sydney time) on 15 November 2012 (5:00 pm on 14 November 2012 in New York).

Ex-dividend date

The ex-dividend date is 9 November 2012.

Dividend Reinvestment Plan (DRP)

The Westpac Board has determined that the DRP will operate as follows for the 2012 final dividend:

•                  The Market Price at which shares are issued under the DRP will not include a discount.

•                  The pricing period for setting the Market Price will be the 10 trading days commencing 19 November 2012.

The DRP discount and price terms are reviewed prior to each dividend payment and the DRP terms that will apply to future dividends will be announced to the ASX at the relevant times.

The DRP terms that apply to this dividend, and a complete copy of the DRP terms and conditions, can be found within the Shareholder Information section of Westpac’s website at www.westpac.com.au/investorcentre.

If shareholders wish to participate in the DRP for the upcoming dividend, or to change their level of participation, they must complete a DRP application or variation form and return it to Westpac’s share Registrar, Link Market Services Limited, by no later than 5:00 pm (Sydney time) on 15 November 2012.

Yours sincerely

Tim Hartin
Group Company Secretary